Exhibit 99.1

The TJX Companies, Inc. Reports First Quarter FY 2012 Results

FRAMINGHAM, Mass.--(BUSINESS WIRE)--May 17, 2011--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the first quarter ended April 30, 2011. Net sales for the first quarter of Fiscal 2012 increased 4% to $5.2 billion and consolidated comparable store sales increased 2% over last year’s strong 9% increase. Net income for the first quarter was $266 million and diluted earnings per share were $.67. A number of items detailed under “Items Impacting Comparability” (below) impact the comparability of earnings per share. Excluding these items, adjusted diluted earnings per share for the first quarter were $.78, versus $.80 in the prior year. Current year reported and adjusted results also include a $.03 per share negative impact related to foreign currency exchange, most of which will effectively reverse in the second quarter, and which is further discussed below.

Carol Meyrowitz, Chief Executive Officer of The TJX Companies, Inc., stated, “I am pleased that we delivered strong sales results in the face of our most challenging year-over-year comparisons of any quarter this year. These results demonstrate the consistency of our off-price business model. Our consolidated comparable store sales increased 2% and our adjusted earnings per share were in line with our expectations, on top of a 9% comparable store sales increase and 63% earnings per share increase last year. Customer traffic continues to be up over significant prior-year increases, which reinforces to us that value remains top-of-mind for consumers regardless of the economic environment. Further, we were particularly pleased with our overall sales results, given the unfavorable weather in many U.S. and Canadian regions. Sales trends picked up as we exited the quarter, May is off to a strong start, and earnings comparisons ease as we move through the balance of the year. We remain extremely confident in our ability to profitably grow our business. Our inventory position is extremely liquid and we are excited about the quantity and quality of branded merchandise that we are seeing in the marketplace.”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the first quarter, were as follows:

	First Quarter		First Quarter
	Comparable Store Sales[1]		Net Sales ($ in millions)[2,3]
	FY2012	FY2011	FY2012	FY2011
In the U.S.:
Marmaxx[4]	+4%	+10%	$3,525	$3,278
HomeGoods	+6%	+15%	$503	$457
Outside the U.S.:
TJX Canada	-3%	+6%	$592	$555
TJX Europe	-5%	+1%	$591	$515

TJX[5]	+2%	+9%	$5,220	$5,017

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates.2 Sales in Canada and Europe were impacted by foreign currency exchange rates. See below. 3Figures may not foot due to rounding. 4Combination of T.J. Maxx and Marshalls. 5 Includes the former A.J. Wright segment, which had comparable store sales of +7% in Q1FY11 and net sales of $9 million in Q1FY12 and $211 million in Q1FY11.

Impact of Foreign Currency Exchange Rates

Changes in foreign exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary-course inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates affect the magnitude of these translations and adjustments, and can have a material impact when there is significant volatility in currency exchange rates, as there was in the first quarter.

The movement in foreign currency exchange rates had a 1 percentage point positive impact on consolidated net sales growth in the first quarter of Fiscal 2012. The impact of foreign currency exchange rates on earnings per share is discussed below under “Items Impacting Comparability.”

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, is on the Company’s website, www.tjx.com.

Items Impacting Comparability

The A.J. Wright consolidation impacted the comparability of the first quarter to the prior year’s first quarter as detailed in the table below.

	First Quarter
	FY2012	FY2011
Reported EPS	$.67	$.80
Impact of A.J. Wright Store Closings	.08	-
Store Conversion/Grand Re-Openings Costs	.03	-
Adjusted EPS	$.78	$.80

On a reported basis, diluted earnings per share for the first quarter were $.67 compared to $.80 last year. On an adjusted basis, which excludes the negative impact of $.08 per share from the A.J. Wright segment loss in Fiscal 2012 and the $.03 per share impact from first quarter costs related to the conversion and grand re-opening of former A.J. Wright stores to T.J. Maxx, Marshalls and HomeGoods banners in Fiscal 2012, first quarter adjusted diluted earnings per share were $.78.

The costs associated with closing A.J. Wright stores, distribution centers and home office, and the sales, operating expenses and operating losses associated with those closures, which are recorded in the A.J. Wright segment, have a significant effect on the comparability of the Fiscal 2012 first quarter to the comparable prior year period. Additionally, the costs related to the conversion and grand re-opening of former A.J. Wright stores to T.J. Maxx, Marshalls and HomeGoods banners in the first quarter of Fiscal 2012, which are recorded in the Marmaxx and HomeGoods segments, also impact comparability.

Foreign currency exchange rates also impacted the comparability of first quarter earnings per share to the prior year’s first quarter. The overall net impact of foreign currency exchange rates had a $.03 per share negative impact on first quarter Fiscal 2012 earnings per share, which was not contemplated in the Company’s original guidance, compared with a $.01 per share negative impact last year. These charges arise from marking the Company’s inventory-related hedges to market, the impact of which will effectively reverse in subsequent periods, primarily the second quarter, when the related inventory is sold. The majority of this impact was in the Company’s Canadian segment, where year-over-year segment profit margin comparisons were adversely impacted by 2.0 percentage points by foreign currency exchange rates.

Items Impacting Comparability, continued

To provide investors information to assist them in assessing the Company’s ongoing operations on a comparable basis, the Company is providing financial measures in this press release that exclude these costs for the Fiscal 2012 first quarter from these measures on a reported basis. Throughout this release, the term “reported” refers to information prepared in accordance with accounting principles generally accepted in the United States (GAAP), while the term “adjusted” refers to non-GAAP financial information adjusted to exclude the impact of the items mentioned above as applicable. Adjusted financial information, along with reconciliations of this information to financial information prepared under GAAP is attached to this release and available in the investor information section of our website, www.tjx.com.

Margins

For the first quarter of Fiscal 2012, the Company’s adjusted consolidated pretax profit margin from continuing operations was 9.6%, down 1.1 percentage points compared to the prior year. The year-over-year impact of the mark-to-market adjustments on the Company’s inventory-related hedges contributed 0.3 percentage points to this decline. The remaining 0.8 percentage point decrease, which was anticipated by the Company in its original plan, is attributable to factors which are discussed further below.

The adjusted gross profit margin for the first quarter of Fiscal 2012 was 26.9%, 0.4 percentage points below the prior year. The majority of this decrease, 0.3 percentage points, is due to the year-over-year impact of the mark-to-market adjustments, with the remaining 0.1 percentage point decrease due to lower merchandise margins primarily at the Company’s European business, partially offset by improved buying and occupancy cost leverage.

Adjusted selling, general and administrative costs as a percent of sales were 17.1% in the first quarter, a 0.7 percentage point increase versus the prior year. This increase, which was also anticipated in the Company’s original plan, primarily reflects the timing of certain expense items (as the Company absorbs certain costs from the former A.J. Wright division into other TJX divisions) as well as deleverage from the Company’s European business. Additionally, for most of the first quarter, the Company did not have the benefit of sales from the A.J. Wright conversion stores, which negatively impacted expense ratios.

Inventory

Total inventories as of April 30, 2011, were $3.0 billion, compared with $2.6 billion at the end of the first quarter of the prior year. Consolidated inventories on a per-store basis, including the distribution centers, at April 30, 2011, were up 12% (up 10% on a constant currency basis) versus being down 12% at the end of the first quarter last year, primarily due to larger available quantities of end-of-season branded packaway product. Inventories in the stores were lower than last year on a per-store basis, and store inventory turns continued to increase over prior year during the quarter. The Company enters the second quarter of Fiscal 2012 with a more liquid inventory position than at this time last year, and is very well positioned to buy into current trends and opportunities that it sees in the marketplace.

Shareholder Distributions

During the first quarter, the Company spent a total of $361 million in repurchases of TJX stock, retiring 7.1 million shares. The Company continues to expect to repurchase approximately $1.2 billion of TJX stock in Fiscal 2012. The Company may adjust the amount of this spending up or down depending on various factors. Additionally, the Company increased its dividend by 27% during the quarter, as it continues to balance investments to grow its businesses with cash distributions to its shareholders through the dividend and share repurchase programs.

Second Quarter Fiscal 2012 Outlook

For the second quarter of Fiscal 2012, the Company expects diluted earnings per share on a GAAP basis to be in the range of $.81 to $.86, compared with $.74 per share last year. Prior year second quarter earnings per share benefited $.01 from a reduction in the Company’s provision related to the computer intrusion(s). Excluding this item, the Company’s earnings per share guidance represents an 11% to 18% increase over the adjusted $.73 in the prior year. This outlook is based upon estimated consolidated comparable store sales growth of 1% to 3%.

The Company’s earnings guidance for the second quarter of Fiscal 2012 assumes that currency exchange rates will remain unchanged from current levels.

Full Year Fiscal 2012 Outlook

For the full year Fiscal 2012, the Company now expects earnings per share, on a GAAP basis, in the range of $3.70 to $3.82, compared with $3.30 in earnings per share from continuing operations in Fiscal 2011. Excluding the costs associated with the A.J. Wright consolidation in Fiscal 2012, diluted earnings per share on an adjusted basis for the full year are expected to be in the range of $3.81 to $3.93, which represents a 9% to 13% increase over the prior year’s adjusted earnings per share from continuing operations of $3.49 (adjusted to exclude the A.J. Wright segment in the fourth quarter of Fiscal 2011 as well as the benefit from the reduction in the provision related to the computer intrusion(s) in the Fiscal 2011 second quarter). This outlook is based upon consolidated comparable store sales growth in the range of 1% to 2%.

	Full Year
	FY2012E	FY2011
EPS from continuing operations	$3.70 - $3.82	$3.30
Impact of Computer Intrusion(s) Provision Adjustment	-	(.02)
Impact of A.J. Wright Closing	.08	.21
Store Conversion/Grand Re-Openings Costs	.03	-
Adjusted EPS from continuing operations	$3.81 - $3.93	$3.49

The Company’s earnings guidance assumes that currency exchange rates will remain unchanged from current levels.

More detailed information on the effects of the A.J. Wright consolidation including store closings and costs related to converting former A.J. Wright stores to other banners (including grand opening costs) on Fiscal 2012 guidance is available in the investor information section of our website, www.tjx.com. Such information includes reconciliations to guidance for financial information in accordance with GAAP.

Stores by Concept

During the first quarter ended April 30, 2011, the Company decreased its store count by a net of 38 stores, including the former A.J. Wright stores that were closed and those that were converted into other TJX banners during the quarter. The Company increased square footage by 2% over the same period last year.

	Store Locations		Gross Square Feet*
	First Quarter		First Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	923	956	27.3	28.1
Marshalls	830	872	26.2	27.2
HomeGoods	336	350	8.4	8.7
TJX Canada:
Winners	215	216	6.3	6.3
HomeSense	82	82	2.0	2.0
Marshalls	-	5	-	0.2
TJX Europe:
T.K. Maxx	307	316	9.8	10.1
HomeSense	24	24	0.5	0.5

TJX	2,859**	2,821	84.0**	83.1
*Square feet figures may not foot due to rounding.
** Total includes 142 stores, or 3.6 million gross square feet, from former A.J. Wright stores.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 956 T.J. Maxx, 872 Marshalls, and 350 HomeGoods stores in the United States, 213 Winners, 82 HomeSense, 5 Marshalls, and 3 STYLESENSE stores in Canada, and 316 T.K. Maxx and 24 HomeSense stores in Europe. TJX’s press releases and financial information are also available on the Internet at www.tjx.com.

Fiscal 2012 First Quarter Earnings Conference Call

At 11:00 a.m. ET today, Carol Meyrowitz, Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company’s first quarter Fiscal 2012 results, operations and business trends. A real-time webcast of the call will be available at www.tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Tuesday, May 24, 2011 or at www.tjx.com.

May Fiscal 2012 Sales Recorded Call

Additionally, the Company expects to release its May 2011 sales results on Thursday, June 2, 2011, at approximately 8:15 a.m. ET. Concurrent with that press release, a recorded message with more detailed information regarding TJX’s May sales results, operations and business trends will be available via the Internet at www.tjx.com, or by calling (703) 736-7248 through Thursday, June 9, 2011.

Important Information at Website

Archived versions of the Company’s recorded messages and conference calls are available at the Investor Information section of www.tjx.com after they are no longer available by telephone as well as reconciliations of non-GAAP financial measures to GAAP financial measures, and other financial information. The Company routinely posts information that may be important to investors in the Investor Information section at www.tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: global economies and credit and financial markets; foreign currency exchange rates; buying and inventory management; market, geographic and category expansion; customer trends and preferences; quarterly operating results; marketing, advertising and promotional programs; data security; seasonal influences; large size and scale; unseasonable weather; serious disruptions and catastrophic events; competition; personnel recruitment and retention; acquisitions and divestitures; information systems and technology; cash flows; consumer spending; merchandise quality and safety; merchandise importing; international operations; commodity prices; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings; real estate leasing; market expectations; tax matters and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(Dollars In Thousands Except Per Share Amounts)

	13 Weeks Ended
	April 30, 2011	May 1, 2010

Net sales	$5,220,295	$5,016,540

Cost of sales, including buying and occupancy costs	3,827,258	3,648,674
Selling, general and administrative expenses	954,474	821,363
Interest expense, net	8,917	10,202

Income before provision for income taxes	429,646	536,301
Provision for income taxes	163,695	204,867

Net income	$265,951	$331,434

Diluted earnings per share	$0.67	$0.80

Cash dividends declared per share	$0.19	$0.15

Weighted average common shares – diluted (in thousands)	394,004	414,400

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	April 30, 2011	May 1, 2010

ASSETS
Current assets:
Cash and cash equivalents	$1,377.1	$1,833.3
Short-term investments	85.4	126.1
Accounts receivable and other current assets	458.2	408.4
Current deferred income taxes, net	72.9	122.5
Merchandise inventories	3,014.8	2,615.1

Total current assets	5,008.4	5,105.4

Property and capital leases, net of depreciation	2,574.9	2,267.0
Other assets	221.1	202.2
Goodwill and tradename, net of amortization	180.1	179.9

TOTAL ASSETS	$7,984.5	$7,754.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,786.4	$1,685.0
Accrued expenses and other current liabilities	1,315.5	1,329.6

Total current liabilities	3,101.9	3,014.6

Other long-term liabilities	728.7	703.4
Non-current deferred income taxes, net	256.1	222.8
Long-term debt	774.4	774.3

Shareholders’ equity	3,123.4	3,039.4

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,984.5	$7,754.5

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	13 Weeks Ended
	April 30, 2011	May 1, 2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$266.0	$331.4
Depreciation and amortization	116.2	113.6
Deferred income tax (benefit) provision	(8.5)	18.2
Amortization of stock compensation expense	15.4	13.3
Decrease (increase) in accounts receivable and other assets	3.6	(12.4)
(Increase) in merchandise inventories	(209.3)	(79.3)
Increase in accounts payable	80.6	175.2
(Decrease) in accrued expenses and other liabilities	(135.0)	(13.5)
Other	14.1	(19.1)

Net cash provided by operating activities	143.1	527.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(226.1)	(149.1)
Purchases of short-term investments	(27.5)	(29.2)
Sales and maturities of short-term investments	22.9	39.9
Other	0.3	0.2
Net cash (used in) investing activities	(230.4)	(138.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for repurchase of common stock	(338.3)	(230.2)
Proceeds from sale and issuance of common stock	80.0	88.1
Cash dividends paid	(58.6)	(49.1)
Other	16.7	15.0
Net cash (used in) financing activities	(300.2)	(176.2)

Effect of exchange rate changes on cash	22.9	5.7

Net (decrease) increase in cash and cash equivalents	(364.6)	218.7
Cash and cash equivalents at beginning of year	1,741.7	1,614.6

Cash and cash equivalents at end of period	$1,377.1	$1,833.3

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)

	13 Weeks Ended
	April 30, 2011	May 1, 2010
Net sales:
U.S. segments:
Marmaxx	$3,525,209	$3,277,864
HomeGoods	503,283	457,059
A.J. Wright	9,229	211,379
International segments:
TJX Canada	592,069	554,998
TJX Europe	590,505	515,240
Total net sales	$5,220,295	$5,016,540

Segment profit (loss):
U.S. segments:
Marmaxx	$490,981	$468,480
HomeGoods	45,459	40,593
A.J. Wright	(49,291)	9,786
International segments:
TJX Canada	36,083	54,359
TJX Europe	(31,315)	5,842
Total segment profit	491,917	579,060

General corporate expenses	53,354	32,557
Interest expense, net	8,917	10,202
Income before provision for income taxes	$429,646	$536,301

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  During the first quarter ended April 30, 2011, TJX repurchased 7.1 million shares of its common stock at a cost of $361 million. These repurchases were made under the $1 billion stock repurchase plan approved in February 2010. In February 2011, TJX’s Board of Directors authorized an additional stock repurchase plan of $1 billion. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.
  In the fourth quarter of fiscal 2011, TJX’s Board of Directors approved the consolidation of its A.J. Wright division whereby 90 A.J. Wright stores were converted into T.J. Maxx, Marshalls or HomeGoods stores and the remaining 72 stores, its two distribution centers and home office were closed. TJX commenced the liquidation process in the fiscal 2011 fourth quarter and 20 stores had been closed as of January 29, 2011. All of the remaining stores ceased operation by February 13, 2011. The majority of the costs to consolidate A.J. Wright were recognized in the fourth quarter of fiscal 2011. Because of the timing of the store closings the remainder of the closing costs (primarily lease related obligations) and additional operating losses were reported as a $49 million A.J. Wright segment loss in the first quarter of fiscal 2012. In addition, the first quarter of fiscal 2012 includes costs related to the conversion of the 90 A.J. Wright stores to other banners (primarily store payroll and occupancy costs during the approximate eight to twelve week period in which the stores were closed) and costs related to grand opening events when the stores re-opened. These costs totaled $20 million with $17 million reflected in the Marmaxx segment and $3 million in the HomeGoods segment.

The TJX Companies, Inc.
Reconciliation of Reported results to Non-GAAP measures

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods and expectations for future periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact overall comparability. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. The Tables below provide supplemental non-GAAP financial data and corresponding reconciliations to GAAP financial measures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Results for Q1 FY12 reflect expenses related to the A.J. Wright consolidation, including closing costs and additional operating losses related to the closure of A.J. Wright stores not closed in Q4 FY11, the costs related to the conversion of the former A.J. Wright stores to other TJX banners and the costs related to grand re-opening events when the stores re-opened. The Marmaxx and HomeGoods segments reflect costs related to store conversions and grand re-openings.

The following tables show the reconciliation between Q1 FY12 GAAP measures and the adjusted non-GAAP measures which include these items.

First Quarter of Fiscal 2012 - Reconciliation of expense ratios and pre-tax margin

US$ in Millions	Fiscal 2012			Fiscal 2012		Fiscal 2011
	As Reported			As Adjusted		As Reported
		% to			% to		% to
	$'s	net sales	Adjustments	$'s	net sales	$'s	net sales

Net Sales	$5,220		($9)	$5,211		$5,017

Cost of sales including buying and occupancy costs	3,827	73.3%	(16)	3,811	73.1%	3,649	72.7%
Gross Profit Margin		26.7%			26.9%		27.3%

Selling, general and administrative expenses	954	18.3%	(62)	892	17.1%	821	16.4%

Interest expense, net	9	0.2%	0	9	0.2%	10	0.2%

Income before taxes	$430	8.2%	$69	$499	9.6%	$536	10.7%

First Quarter of Fiscal 2012 - Reconciliation of Marmaxx and HomeGoods segment margins

US$ in Millions	Fiscal 2012			Fiscal 2012		Fiscal 2011
	As Reported			As Adjusted		As Reported
		% to			% to		% to
	$'s	net sales	Adjustments	$'s	net sales	$'s	net sales

Marmaxx
Net Sales	$3,525		$0	$3,525		$3,278
Segment Profit	491	13.9%	17	508	14.4%	468	14.3%

HomeGoods
Net Sales	503		0	503		457
Segment Profit	45	9.0%	3	49	9.7%	41	8.9%

Note: Figures may not foot due to rounding.

CONTACT:
The TJX Companies, Inc.
Sherry Lang
Senior Vice President
Global Communications
(508) 390-2323